As filed with the Securities and Exchange Commission on February 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HYSTER-YALE MATERIALS HANDLING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	31-1637659
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5875 Landerbrook Drive

Cleveland, Ohio 44124

(440) 449-9600

(Address of Principal Executive Offices Including Zip Code)

Hyster-Yale Materials Handling, Inc. 2020 Long-Term Equity Incentive Plan

(Full Title of the Plan)

Suzanne Schulze Taylor

Vice President, General Counsel and Secretary

5875 Landerbrook Drive

Cleveland, Ohio 44124

(440) 449-9600

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

•

The Annual Report on Form 10-K for the year ended December 31, 2020 (Commission File No. 000-54799) of Hyster-Yale Materials Handling, Inc. (the “Registrant”), filed with the Commission on February 24, 2021;

•

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 (Commission File No.  000-54799) filed with the Commission on May 4, 2021, June 30, 2021 (Commission File No. 000-54799) filed with the Commission on August 3, 2021 and September 30, 2021 (Commission File No.  000-54799) filed with the Commission on November 2, 2021;

•

The Registrant’s Current Reports on Form 8-K (Commission File No. 000-54799) filed with the Commission on January  21, 2021, February  18, 2021, May  14, 2021 (two reports), May 27, 2021, June  3, 2021 and June 30, 2021; and

•

The description of the shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Registrant contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 000-54799) filed with the Commission on February 25, 2020, which updated the description thereof contained in our Registration Statement on Form 8-A (Commission No. 001-35646) filed with the Commission on September 7, 2012, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Second Amended and Restated Certificate of Incorporation provides in Article IX that the Registrant will indemnify its directors, officers and employees and each person who is or was serving at the request of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by statute.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Hyster-Yale Materials Handling, Inc. is incorporated by reference to Exhibit 3.1 to the Registrant’s Amendment No. 5 to the Registration Statement on Form S-1, dated September 26, 2012, Commission File No. 333-182388.

4.2	Amended and Restated By-laws of Hyster-Yale Materials Handling, Inc. are incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated February 17, 2015, Commission File No. 000-54799.

4.3	Specimen of Hyster-Yale Materials Handling, Inc. Class A Common Stock certificate is incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, dated June 28, 2012, Commission File No. 333-182388.

4.4	Stockholders’ Agreement, dated as of September 28, 2012, by and among the Participating Stockholders (as defined therein), Hyster-Yale Materials Handling, Inc. and the Depository (as defined therein) is incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, dated October 4, 2012, Commission File No. 1-35646.

4.5	First Amendment to Stockholders’ Agreement, dated as of December 31, 2012, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K, filed by the Registrant on February 19, 2013, Commission File Number 000-54799.

4.6	Second Amendment to Stockholders’ Agreement, dated as of January 18, 2013, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K, filed by the Registrant on February 19, 2013, Commission File Number 000-54799.

4.7	Third Amendment to Stockholders’ Agreement, dated as of March 27, 2015, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed by the Registrant on April 29, 2015, Commission File Number 000-54799.

4.8	Fourth Amendment to Stockholders’ Agreement, dated as of December 29, 2015, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit 10 filed with Amendment No. 4 to the Statement on Schedule 13D, filed by the reporting persons named therein on February 16, 2016, Commission File Number 005-87003.

4.9	Fifth Amendment to Stockholders’ Agreement, dated as of December 2, 2016, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit No. 11 filed with Amendment No. 5 to the Statement on Schedule 13D, filed by the reporting persons named therein on February 14, 2017, Commission File Number 005-38001.

4.10	Sixth Amendment to Stockholders’ Agreement, dated as of December 22, 2016, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit No. 12 filed with Amendment No. 5 to the Statement on Schedule 13D, filed by the reporting persons named therein on February 14, 2017, Commission File Number 005-38001.

4.11	Seventh Amendment to Stockholders’ Agreement, dated as of February 6, 2017, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed by the Registrant on May 2, 2017, Commission File Number 000-54799.

4.12	Eighth Amendment to Stockholders’ Agreement, dated as of October 30, 2018, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K, filed by the Registrant on February 26, 2019, Commission File Number 000-54799.

4.13	Ninth Amendment to Stockholders’ Agreement, dated as of December 5, 2019, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholder identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit 28 filed with Amendment No. 8 to the Statement on Schedule 13D, filed by the reporting persons named therein on February 13, 2020, Commission File Number 005-38001.

4.14	Tenth Amendment to Stockholders’ Agreement, dated as of December 31, 2020, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholders identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, Hyster-Yale Materials Handling, Inc. and the Participating Stockholders is incorporated by reference to Exhibit 30 filed with Amendment No. 9 to the Statement on Schedule 13D, filed by the reporting persons named therein on February 12, 2021, Commission File Number 005-38001.

4.15	Eleventh Amendment to Stockholders’ Agreement, dated as of December 7, 2021, by and among the Depository, Hyster-Yale Materials Handling, Inc., the new Participating Stockholders identified on the signature pages thereto and the Participating Stockholders under the Stockholders’ Agreement, dated as of September 28, 2012, as amended, by and among the Depository, the Corporation and the Participating Stockholders.

4.16	Hyster-Yale Materials Handling, Inc. 2020 Long-Term Equity Incentive Plan, is incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Form DEF 14A, filed by the Registrant on March 31, 2020, Commission File Number 000-54799.

5.1	Opinion of Suzanne Schulze Taylor, Senior Vice President, General Counsel and Secretary of the Registrant.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Suzanne Schulze Taylor, Senior Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney

107	Calculation of Filing Fee Tables

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cleveland, Ohio, on this 1st day of February, 2022.

HYSTER-YALE MATERIALS HANDLING, INC.

By:	/s/ Suzanne Schulze Taylor
Name: Suzanne Schulze Taylor
Title: Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Chairman and Chief Executive Officer (principal executive officer), Director	February 1, 2022
Alfred M. Rankin, Jr.

*	Senior Vice President and Chief Financial Officer (principal financial officer)	February 1, 2022
Kenneth C. Schilling

*	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	February 1, 2022
Jennifer M. Langer

*	Director	February 1, 2022
James B. Bemowski

*	Director	February 1, 2022
J.C. Butler, Jr.

*	Director	February 1, 2022
Carolyn Corvi

*	Director	February 1, 2022
Edward T. Eliopoulos

*	Director	February 1, 2022
John P. Jumper

*	Director	February 1, 2022
Dennis W. LaBarre

*	Director	February 1, 2022
H. Vincent Poor

*	Director	February 1, 2022
Claiborne R. Rankin

*	Director	February 1, 2022
Britton T. Taplin

*	Director	February 1, 2022
David B.H. Williams

*	Director	February 1, 2022
Eugene Wong

* The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and filed with the Commission herewith, by signing her name hereto, does hereby sign and deliver this Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Suzanne Schulze Taylor
Name: Suzanne Schulze Taylor
Title: Senior Vice President, General Counsel and Secretary